Exhibit 10.3

COMMON TECHNOLOGY LICENSE AGREEMENT

This Common Technology License Agreement (this “Agreement”) is entered into as of October 23, 2026 and effective as of the Closing (the “Effective Date”) by and among Faraday Future Intelligent Electric Inc. (“FFAI”), Faraday&Future Inc., a corporation incorporated under the Laws of the State of California, with its principal place of business at 1990 E. Grand Ave., El Segundo, CA, 90245 (“Licensor”), and FF AI-Robotics Inc., a corporation incorporated under the Laws of the State of Delaware with its principal place of business at 1990 E. Grand Ave., El Segundo, CA, 90245 (“Licensee”). FFAI, Licensor and Licensee are each a “Party” and together the “Parties.”

Recitals

A. FFAI, Smart Technology Holdings Ltd., FF EAI Robotics Ecosystem Inc., FFR Acquisition Sub LLC, and FF EAI Robotics Inc. (the “Company”) are parties to that certain Transaction Agreement, dated as of October 12, 2026 (the “Transaction Agreement”), pursuant to which, among other things, the Robotics Business (such term as defined in the Transaction Agreement), and all assets, intellectual property, data, contracts, employees, and liabilities related thereto, are to be contributed to the Company and its Subsidiaries in the Internal Restructuring (such term as defined in the Transaction Agreement) prior to the Closing (such term as defined in the Transaction Agreement);

B. FFAI, through its subsidiaries, designs, manufactures, and sells vehicle products and, through the Robotics Business, designs, manufactures, and sells Robotics Products (such term as defined in the Transaction Agreement).

C. Licensor’s engineers have developed software and technology used in the Robotics Business and other businesses (the “Common Technology”). Licensor shall retain ownership of that Common Technology, and Licensee requires a license to use it in Robotics Products.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions

a. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a Party, where “control” means ownership of more than 50% of the voting interests or the power to direct management and policies. Notwithstanding the foregoing or the direct or indirect ownership or control of any member of the Licensee Group by FFAI or any of its Affiliates, for purpose of this Agreement, (i) Licensee, the Purchaser, the Company (and, after the Effective Time, the Surviving Company), and their respective subsidiaries (the “Licensee Group”) shall not be deemed to be Affiliates of Licensor, and (ii) Licensors and their Affiliates (other than members of the Licensee Group) shall not be deemed to be Affiliates of Licensee.

b. “Business” means the business of designing, developing, manufacturing, having manufactured, testing, maintaining, supporting, marketing, selling, leasing, importing, exporting, and otherwise commercializing Robotics Products, as conducted by Target Companies as of and after the Closing Date and as it may evolve.

c. “Closing Date” has the meaning given in the Transaction Agreement.

d. “Common Technology” means all Software, technology, inventions, designs, algorithms, specifications, schematics, know-how, data, and other works of authorship (collectively, “Technology”) that (i) are or will be owned by Licensor or its Affiliates, (ii) were, are or will be used in or developed for use in the Robotics Products, and (iii) are not Robotics Products Technology.

e. “Derivative Works” means any modification, enhancement, improvement, adaptation, translation, port, or other derivative work of the Common Technology, including anything that is a “derivative work” under applicable copyright law.

f. “Documentation” means all manuals, specifications, comments, design files, build instructions, and other materials describing the Common Technology.

g. “Field of Use” means the Business, including Robotics Products and all versions, models, successors, upgrades, variants, and derivatives of Robotics Products, and all products, services, and systems that are substantially similar in function to Robotics Products or that replace or supplement it. The Field of Use excludes Vehicle Products and any product that is substantially similar in function to Vehicle Products and is not a Robotics Products Derivative.

h. “Intellectual Property Rights” means all rights worldwide in patents, copyrights, mask works, trade secrets, know-how, software, database rights, industrial designs, and all other intellectual property, including registrations, applications, renewals, and extensions. It excludes trademarks, trade names, and logos.

i. “IP Assignment Agreement” means that certain Intellectual Property Assignment Agreement to be entered into by and among FFAI, Licensor, as assignor, and Licensee, as assignee, concurrently with this Agreement.

j. “Robotics Products” has the meaning given in the Transaction Agreement, and includes all versions, models, successors, and derivatives thereof.

k. “Robotics Products Technology” means all of Technology used or held for use exclusively in the Robotics Business or Robotics Products, which is assigned to Licensee under the IP Assignment Agreement, including the items listed on Schedule 1 and all associated Intellectual Property Rights, Documentation, and Source Code.

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l. “Software” means computer programs in Source Code and object code form, firmware, libraries, APIs, scripts, tools, and related files.

m. “Source Code” means human-readable software code, together with build tools, scripts, and comments reasonably necessary to compile and maintain it.

n. “Robotics Products Derivative” means any version, model, successor, upgrade, variant, or derivative of any Robotics Product.

o. “Vehicle Products” means the FF91 model vehicle, the SuperOne model vehicle, and all versions, models, successors, derivatives, any and all related vehicle technology, and future models that reasonably qualify as a vehicle.

p. Other Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings given in the Transaction Agreement.

2. License Grant

a. Grant. Licensor, on behalf of itself and its Affiliates, hereby grants, and agrees to grant, and FFAI shall cause Licensor and FFAI’s applicable Affiliates, to grant and agree to grant, to Licensee and its Affiliates a exclusive (including as to Licensor and its Affiliates), perpetual, irrevocable, worldwide, royalty-free, fully paid-up license, under all of such Licensor’s and its Affiliates’ Intellectual Property Rights in the Common Technology, to do the following solely within the Field of Use:

i. use, copy, reproduce, install, compile, execute, disclose, display, and perform the Common Technology;

ii. modify, maintain, support, and create Derivative Works of the Common Technology;

iii. make, have made, use, sell, offer for sale, lease, import, export, and otherwise commercialize products and services incorporating or using the Common Technology or Derivative Works; and

iv. distribute and sublicense the Common Technology and Derivative Works as incorporated in or with products and services in the Field of Use in accordance with Section 2.c.

b. Source Code. Licensor shall, and FFAI shall cause Licensor and FFAI’s applicable Affiliates to, make available and deliver the Source Code and Documentation for the Common Technology to Licensee within 30 days after the Closing Date through a method agreed by the Parties. Licensee may use the Source Code for all purposes permitted under Section 2.a. Licensee shall protect the Source Code under Section 7.

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c. Sublicensing. Licensee may grant sublicenses with respect to the license granted in accordance with Section 2.a to:

i. its Affiliates;

ii. contractors, manufacturers, suppliers, and service providers solely to perform services for Licensee in the Field of Use;

iii. distributors, resellers, and channel partners, solely to market and distribute products in the Field of Use; and

iv. customers and end users, in object code form only, solely to use products and services in the Field of Use.

Licensee may not grant any sublicense to the Source Code except under clause (i) or (ii) of this Section 2.c.

Licensee shall be responsible for any sublicensee’s breach of this Agreement.

d. Reservation of Rights; Licensor Retained Ownership. As between the Parties, Licensor retains all right, title, and interest in the Common Technology, subject only to the license granted here. Licensor and its Affiliates may use, license, modify, and exploit the Common Technology for any purpose, including Vehicle Products and any other product, subject to Section 2.f and Article VI (Noncompetition and Nonsolicitation) of the Transaction Agreement. No rights are granted by implication, estoppel, or otherwise except as expressly stated.

e. Omitted Items. If either Party identifies any Technology that qualifies as “Common Technology” but is not listed on Schedule 1, it shall be deemed as Common Technology and subject to the license under Section 2.a, and Schedule 1 shall be updated automatically to reflect inclusion of such Technology without further consent or action of any Party.

f. Licensor Covenant; No Impairment. Licensor shall not, and FFAI shall cause Licensor and FFAI’s applicable Affiliates not to, assign, license, encumber, or otherwise dispose of any rights in the Common Technology except subject to this Agreement and Licensee’s rights under it.

g. Consideration. The Parties acknowledge that the license is granted in consideration of the mutual promises herein and the Purchase Price payable under the Transaction Agreement and the other covenants in the Transaction Documents, and that no separate royalty or fee is owed.

h. Affiliate Compliance. FFAI and Licensor shall cause each of its Affiliates that owns or controls any Intellectual Property Rights in the Common Technology to comply with this Agreement as if it were Licensor, and FFAI and Licensor shall responsible for any breach of this Agreement by any such Affiliate.

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3. Ownership of Modifications

a. Licensee Derivative Works. Subject to Licensor’s underlying rights in the Common Technology, Licensee shall own all Derivative Works made by or for Licensee and all Intellectual Property Rights in the new, original contributions embodied in them (“Licensee Improvements”). Licensee’s ownership does not extend to the underlying Common Technology.

b. Licensor Derivative Works. Licensor shall own Derivative Works made by or for Licensor and its Affiliates, and Licensee shall own those made by Licensee. Neither Party is required to share its Derivative Works with the other except as stated in Section 3.c.

c. Grant-Back. Licensee grants Licensor and its Affiliates a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license to use Licensee Improvements that are modifications of Common Technology solely for Vehicle Products and its successors and derivatives. Notwithstanding anything herein to the contrary, Licensee is not required to deliver Source Code of Licensee Improvements unless Licensor requests it in writing, and any such delivery (and any other access by Licensor or its Affiliates to Licensee Improvements or other non-public technical information of the Target Companies) is subject to Section 2.10.1 of the Transaction Agreement and applicable export control Laws.

4. Restrictions

a. Licensee shall not use the Common Technology outside the Field of Use, including in Vehicle Products or any product that is substantially similar in function to Vehicle Products and is not a Robotics Products Derivative, except as the Parties agree in writing.

b. Licensee shall not sell, assign, or transfer the Common Technology as a stand-alone product, or license it other than as part of products and services in the Field of Use, except as permitted in Section 10.

c. Licensee shall not remove or alter copyright, patent, or proprietary rights notices in the Common Technology.

5. Delivery, Maintenance, and Support

a. Licensor is not obligated to provide maintenance, support, updates, or enhancements for the Common Technology, except as described in the Transition Service Agreement (as defined in the Transaction Agreement), to the extent services relating to the Common Technology are provided under it.

b. Licensor shall promptly deliver to Licensee, for one (1) year after the Closing Date, any bug fix or security patch that Licensor creates for the Common Technology and makes generally available for Vehicle Products, and such fix or patch is deemed part of the Common Technology.

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6. Third-Party and Open Source Components

Schedule 2 lists, to the Knowledge of the Seller Parties as of the Effective Date, (a) third-party Software and technology incorporated in the Common Technology and (b) open source Software incorporated in the Common Technology, with applicable license terms.

7. Confidentiality

a. The Source Code, non-public Documentation, and non-public technical information regarding the Common Technology are confidential information of Licensor. Licensee, as the receiving party, shall hold Licensor’s Confidential Information in confidence using at least the same care it uses for its own similar information (and no less than reasonable care), shall use it only as permitted by this Agreement, and shall disclose it only to officers, directors, employees, professional advisors contractors, and sublicensees who need to know and are bound by written confidentiality obligations at least as protective as this Section.

b. Confidential information excludes information that (i) is or becomes public other than through breach; (ii) was lawfully known to the receiving party without restriction before disclosure; (iii) is lawfully received from a third party without restriction; or (iv) is independently developed without use of Confidential Information. The receiving party may disclose Confidential Information as required by applicable law, court order, or the rules of the U.S. Securities and Exchange Commission or any stock exchange on which the Receiving Party or any of its Affiliates is listed (including by filing this Agreement as an exhibit to a periodic or current report) after giving prompt notice, where lawful, so the disclosing Party can seek protective treatment.

c. Licensor shall also hold in confidence all Licensee Improvements and other non-public technical information of Licensee, and shall use it only as permitted by this Agreement.

d. The obligations under this Section 7 shall continue for five (5) years after the Effective Date and, for Source Code and trade secrets, for as long as the information remains a trade secret under applicable Law.

8. Representations and Warranties

a. Mutual. Each Party represents that it has full power and authority to enter into and perform this Agreement and that this Agreement is a valid and binding obligation enforceable against it.

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b. Licensor. Licensor represents that, as of the Effective Date: (i) Licensor or its Affiliates own the Common Technology (excluding third-party and open source components identified on Schedule 2) free and clear of all Liens other than Permitted Liens and have the right to grant the licenses granted here; and (ii) Licensor has not granted and shall not grant any right in the Common Technology that conflicts with this Agreement.

c. DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR THE TRANSACTION AGREEMENT, THE COMMON TECHNOLOGY IS LICENSED “AS IS,” AND EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

9. Assignment; Change of Control

a. Licensee may assign this Agreement, in whole but not in part, without Licensor’s consent, to (i) an Affiliate, or (ii) a successor to all or substantially all of the Business (whether by merger, sale of assets or equity, or otherwise), provided the assignee shall assumes Licensee’s obligations in writing and be bound by this Agreement.

b. Except as otherwise provided in this Section 9, no Party may not assign this Agreement without the other Party’s prior written consent.

10. Enforcement of Intellectual Property

a. Licensor has the first right, but not the obligation, to prosecute, maintain, and enforce its Intellectual Property Rights in the Common Technology, at its own expense, and shall keep Licensee reasonably informed. Licensor shall not abandon or allow the lapse of any patent or registration in the Common Technology without 60 days’ prior notice to Licensee, and Licensee may assume maintenance at its own expense.

b. If a third party infringes the Common Technology in the Field of Use, Licensee may request that Licensor enforce; if Licensor does not act within 30 days, Licensee may enforce in the Field of Use at its expense, and Licensor may join as a necessary party at its own costs. Any settlement affecting the validity of Licensor’s rights shall require Licensor’s consent.

11. Term and Termination

a. Term. This Agreement and the license granted herein shall continue in perpetuity.

b. Irrevocability. The license granted herein may not be terminated or rescinded for any reason, including breach.

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c. Bankruptcy. All rights and licenses granted under this Agreement are licenses of “intellectual property” for purposes of Section 365(n) of the U.S. Bankruptcy Code. If Licensor becomes subject to bankruptcy proceedings, Licensee may retain and fully exercise its rights under this Agreement.

12. Further Assurances; Interaction with Transaction Agreement

a. Each Party shall execute documents and take further actions reasonably requested to carry out this Agreement, including recordable short-form licenses.

b. This Agreement is entered into in connection with the Transaction Agreement. In the event of conflict, this Agreement controls as to the license and use of the Common Technology, and the Transaction Agreement controls in all other respects. This Agreement is a Transaction Document for purposes of the Transaction Agreement [and is one of the Intellectual Property License Agreements referred to in Section 3.7.4 of the Transaction Agreement].

13. Governing Law; Dispute Resolution

a. The provisions of sections 12.1 and 12.5 of the Transaction Agreement are incorporated herein by reference, mutatis mutandis.

b. Each Party acknowledges that any breach of this Agreement would cause irreparable harm, and the non-breaching Party may seek injunctive relief without posting bond, in addition to other remedies.

14. General

a. Notices. Notices must be in writing and delivered by hand, nationally recognized courier, or email with confirmation, to the addresses on the signature page (or as updated by notice).

b. Entire Agreement; Amendment; Waiver. This Agreement (with its Schedules), the IP Assignment Agreement, and the Transaction Agreement are the entire agreement on this subject and supersede prior discussions. Amendments and waivers must be in writing and signed by the Parties.

c. Severability. If any provision is held unenforceable, it shall be enforced to the maximum extent permitted and the rest of the Agreement remains in effect.

d. Export. Each Party shall comply with applicable export control and sanctions laws in its use and distribution of the Common Technology.

e. Independent Parties; No Third-Party Beneficiaries. The Parties are independent contractors. Except for Affiliates and indemnified persons, there are no third-party beneficiaries.

f. Counterparts. This Agreement may be executed in counterparts, including by electronic signature.

g. Taxes. Each Party bears its own taxes. The Parties intend that no transfer, sales, or use taxes arise from the license, which is granted as part of the consideration under the Transaction Agreement.

(signature page follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

FFAI

Faraday Future Intelligent Electric Inc.

By:	/s/ Koti Meka
Name:	Koti Meka
Title:	Chief Financial Officer

Notice address: 1990 E. Grand Ave., El Segundo, CA 90245

Email: ***

Licensor		Licensee

Faraday&Future Inc.		FF AI-Robotics Inc.

By:	/s/ Koti Meka	By:	/s/ Chris Chen
Name:	Koti Meka	Name:	Chris Chen
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Notice address: 1990 E. Grand Ave., El Segundo, CA 90245		Notice address: 1990 E. Grand Ave., El Segundo, CA 90245

Email: ***		Email: ***

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Schedule 1: Common Technology

1. See attached.

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Schedule 2: Third-Party and Open Source Components

1. See attached.

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